EXHIBIT 15.5

April 30, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the information required by Item 16 F of the annual report of Korea Electric Power Corporation (the “Registrant”) on Form 20-F to be filed with the Securities Commission on or about April 30, 2015, and confirm as to the following:

1.	We agree with the statements made in the third and fifth paragraphs under Item 16F “Change in Registrant’s Certifying Accountant” on pages 156 of Form 20-F.

2.	We have no basis on which to agree or disagree with other statements of the Registrant contained therein.

Yours sincerely,

/s/ Deloitte Anjin LLC

Seoul, Korea